EXHIBIT 10.06

Heidrick and Struggles, Inc.

Consultants in Executive Search

Richard D. Nelson
Partner
Chief Financial and
Administrative Officer
Counsel

June 4, 1990

Mr. Gerard R. Roche

111 Paulding Drive

Chappaqua, NY 10514

Dear Gerry:

In 1989 you and the company mutually agreed that your base and bonus compensation for 1989 would be $1.0 million. In early 1990 you and the company agreed (and the Executive Committee approved) to extend your $1.0 million compensation for an additional four (4) years (i.e., through December 31, 1993) in accordance with the terms set forth in the attachment to (which is a part of) this letter.

The purpose of this letter is to document the above agreement between you and the company.

Please initial the attachments to and sign the two original copies of this letter agreement as provided below, indicating your acceptance and approval. Retain one fully signed original for your files and return one fully signed original to me for the company files.

Best regards.

Very truly yours,

/s/ Richard D. Nelson

Richard D. Nelson

RDN: ec

Attachment

Accepted and approved this 6th day of June 1990.

/s/ Gerard R. Roche

Gerard R. Roche

125 South Wacker Drive    Suite 2800    Chicago, IL 60606-4590     Phone: 312/372-8811    FAX: 312/372-1698

Offices in Principal Cities of the World

TERMS OF EMPLOYMENT

1.	Compensation.

Base and bonus compensation shall be at the rate of one million dollars ($1,000,000.00) per year. During 1990 you have been and will be paid as follows: $50,000 per month for the month of January and February and $90,000 per month for the months of March through December. Commencing January 1, 1991, and continuing through the term of this agreement, you will be paid $83,833.34 per month. Your compensation will be paid in accordance with company policy, which is currently monthly on the last business day of each month, and will be subject to applicable withholding taxes.

2.	Title. Chairman.

3.	Term.

January 1, 1990, through December 31, 1993, unless earlier terminated due to disability or death.

4.	Activities.

You will continue as a full-time employee and may continue your outside activities in accordance with current practice. Although your Fee/SOB status will continue to be kept, these numbers will not have any impact on your compensation.

5.	Fringe Benefits.

Your current fringe benefits: business clubs, group insurance, etc. will continue in accordance with overall company policy.

6.	Staff.

Your current staff support will continue and will be subject to change in accordance with your professional needs.

7.	Other Contracts/Amendments.

This agreement supplements (and does not supercede) your June 21, 1973, Employment Agreement, as amended, with the company. This agreement may be amended as mutually agreed in writing signed by you and the company.

HEIDRICK & STRUGGLES

12 December 2002

Mr. Gerard R. Roche

111 Paulding Drive

Chappaqua, New York 10514

Dear Gerry:

This letter will serve as an amendment to the June 4, 1990 employment letter agreement between you and the Company, as amended (“Letter Agreement”).

It is agreed that Section 3 of the “Terms of Employment” attachment to the Letter Agreement is amended to read as follows:

3.	Term and Non-Solicitation:

January 1, 2002, and continuing thereafter until terminated upon at least 30 days written notice by you or the Company to the other, unless earlier terminated due to permanent disability or death. Upon termination of your employment by the Company (other than due to termination of your employment for Cause or to your permanent disability or death) or by you for “Good Reason” (see below) you will continue to receive your $83,833.33 base monthly salary for a period of 12 months following the effective date of your termination of employment.

You may terminate your employment hereunder for Good Reason (and such termination shall be treated as if it were a termination by the Company without Cause, and not a voluntary termination by you). “Good Reason” shall mean the occurrence of any of the following events during the term of your employment hereunder (i) a diminution of the amount of your base salary or benefits or level of eligibility for incentive programs, except in connection with the termination of your employment by the Company for Cause or due to permanent disability or death; (ii) the assignment to you of any duties materially inconsistent with, or the reduction of

Sears Tower    233 South Wacker Drive    Suite 4200    Chicago, IL 60606-6303     Phone: 312/496-1200    FAX: 312/496-1290

Heidrick & Struggles, Inc.    Offices in Principal Cities of the World    www.heidrick.com

Mr. Gerard R. Roche

12 December 2002

responsibilities or functions associated with, your position and status with the Company, except in connection with the termination of your employment by the Company for Cause or due to permanent disability or death; (iii) the failure by the Company to pay you any portion of your current compensation, or any portion of your compensation deferred under any plan, agreement or arrangement of or with the Company within seven (7) days of the date such compensation is due; or (iv) a change of the location of your principal place of employment more than 50 miles in radius from its initial location or a change in your current staff and/or office suite unless part of the move of the entire office, without your approval. Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within 30 days after receipt of written notice thereof given by you shall not constitute Good Reason.

“Cause” shall mean (a) fraud, or the embezzlement or misappropriation of funds or property of the Company or any of its affiliates by you, your conviction of, or the entrance of a plea of guilty or nolo contendere by you, to a felony, or a crime involving moral turpitude; (b) neglect, misconduct or willful malfeasance which is materially injurious to the Company or any of its affiliates; or (c) a willful, material breach of contract.

During your employment and for a period of twelve months after the termination of your employment by the Company without Cause or by you for Good Reason, you shall not (i) provide services of the types provided to clients generally by the Company at the time of termination of employment for the account of any client of the Company and its affiliates with whom you had a direct relationship or as to which you had a significant supervisory responsibility or otherwise were significantly involved at the time during the two years prior to such termination; or (ii) hire, solicit for hire, or assist any other person in soliciting or hiring, any employment candidate with whom you have had contact while at the Company during the two years prior to such termination; or (iii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company and its affiliates of at least partner rank (as of your termination of employment) or any person expected to have such rank who, as of such date, was in the process of being recruited by the Company and its affiliates, or induce any such employee to terminate his or her employment with the Company and its affiliates. Your failure

HEIDRICK & STRUGGLES

Consultants in Executive Search

Mr. Gerard R. Roche

12 December 2002

at any time to comply with the requirements of this paragraph will result in the payments detailed in the first paragraph of this Section 3, to the extent not then paid, being terminated with immediate effect, and all of your and the Company’s obligations under this paragraph shall thereupon terminate.

Except as amended above, the Letter Agreement shall remain in full force and effect without change.

Please sign both originals of this Letter Agreement as provided below, indicating your acceptance and approval. Retain one fully signed original for your files and return one fully signed original to me for the Company’s files.

Best Regards.

Very truly yours,

Heidrick & Struggles, Inc.

By:	/s/ Piers Marmion

Piers Marmion President

Accepted and approved this 13 day of Dec, 2002

/s/ Gerard R. Roche

Gerard R. Roche

HEIDRICK & STRUGGLES

Consultants in Executive Search